Exhibit 10.1
March 9, 2009
SEPARATION AGREEMENT
AMENDMENT TO
CHANGE OF CONTROL AGREEMENT AND NON-COMPETITION AGREEMENT
     THIS SEPARATION AGREEMENT AMENDMENT TO CHANGE OF CONTROL AGREEMENT AND NON-COMPETITION AGREEMENT (the “Amendment”) by and between Agilysys, Inc., formerly known as Pioneer-Standard Electronics, Inc., an Ohio corporation (the “Company”), and Richard A. Sayers II (the “Employee”), is effective as of the execution date below.
     WHEREAS, the Company and the Employee are parties to a Change of Control Agreement dated as of February 25, 2000, as subsequently amended (the “Change of Control Agreement”); and
     WHEREAS, the Company and the Employee are parties to a Non-Competition Agreement dated as of February 25, 2000, as subsequently amended (the “Non-Competition Agreement”); and
     WHEREAS, the Employee will be terminated by the Company without cause effective March 15, 2009, and, as a result of such termination, the Employee is entitled to severance payments under Section 3 of the Non-Competition Agreement (the “Severance Payments”) and certain “benefit coverage” under Section 3 of the Non-Competition Agreement (the “Severance Benefits”); and
     WHEREAS, the Company and the Employee desire to confirm further the terms of the Employee’s Severance Payments; and
     WHEREAS, Section 8(c) of the Change of Control Agreement and the Non-Competition Agreement permit the parties thereto to amend such agreements in a writing signed by each party.
     NOW, THEREFORE, in consideration of the parties’ mutual desire to modify the Change of Control Agreement and the Non-Competition Agreement, the parties agree as follows effective as of the date of execution of this Amendment:
     1. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Change of Control Agreement or Non-Competition Agreement, as applicable.
     2. Effective as of March 15, 2009 (the date of the Employee’s “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), the Change of Control Agreement is hereby terminated in its entirety and shall no longer be of any force and effect, and the Employee shall not be entitled to any benefit or amount thereunder.

     3. In accordance with Section 3 of the Non-Competition Agreement, the Severance Payments owed from March 15, 2009 through March 15, 2010 will be paid in accordance with the normal payroll practices of the Company and are reflected on Attachment A.
     4. In accordance with Section 3 of the Non-Competition Agreement, as of March 15, 2009 and through March 14, 2011 (unless a different end date is specified on Attachment B), Employee is entitled to the Severance Benefits provided on Attachment B.
     5. In addition to the Severance Payments, Severance Benefits, the Committee has determined that the exercise periods of certain Options will be extended; provided, however, that each of the Options’ exercise periods will not be extended beyond a date later than the earlier of (a) the latest date upon which each of the Options could have expired by their original terms under any circumstances or (b) the 10th anniversary of the original grant date of the each of the Options. Attachment C attached hereto lists the Options that are vested as of March 31, 2009 and the end of each exercise period pursuant to this Section 5.
     6. By and through this Amendment, the applicable award agreements of the Options are simultaneously amended to accomplish the intent and purpose of Section 5 of this Amendment. This Amendment is hereby incorporated into, and made a part of, the relevant award agreements.
     7. The Non-Competition Agreement is hereby amended by the deletion of Section 5 entitled “NONCOMPETITION” in its entirety and the substitution of the following new Section 5:
“5. NONCOMPETITION. Employee agrees that, in exchange for adequate consideration the sufficiency of which Employee does hereby agree to and acknowledge, including, but not limited to, the vesting of certain grants of restricted stock [and nonqualified stock options], as well as the extension of the exercise period of certain nonqualified stock option grants, as specified in Employee’s Separation Agreement with the Company, as a result of Employee’s termination of employment without cause from the Company, Employee will not, without the prior written consent of the Company, be employed by, own, manage, operate or control, or participate, directly or indirectly, in the ownership, management, operation, or control of, or be connected with (whether as a director, officer, employee, partner, consultant, or otherwise), any business which competes with the business of the Company, including but not limited to the sale of information technology products, software and services, enterprise computer systems, and related consulting, integration, maintenance and professional services for the duration of the Noncompetition Period. For purposes of this Agreement, “Noncompetition Period” shall refer to the full period of time commencing on the effective date of Employee’s termination of employment with the Company, which is March 15, 2009, and ending on through March 14, 2011.”

     IN WITNESS WHEREOF, the parties have executed this Separation Agreement Amendment to Change of Control Agreement and Non-Competition Agreement as of the date below written.

EMPLOYEE	COMPANY

/s/ Richard A. Sayers II	By: /s/ Martin F. Ellis

Richard A. Sayers II	Its: President and Chief Executive Officer

Dated: March 11, 2009	Dated: March 11, 2009

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